Exhibit 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of the securities of Alaunos Therapeutics, Inc. (the “Company” “we,” “us,” and “our”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. This description also summarizes relevant provisions of Delaware law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws, copies of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.7 is a part, and are incorporated by reference herein. We encourage you to read our certificate of incorporation, our bylaws and the applicable provisions of Delaware law for additional information.

General

Our authorized capital stock consists of 80,000,000 shares, comprised of 50,000,000 shares of common stock, par value $0.001 per share, and 30,000,000 shares of preferred stock, par value $0.001 per share.

Our common stock is listed on The Nasdaq Stock Market LLC under the trading symbol “TCRT.”

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by such stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. At any meeting of the stockholders, a quorum as to any matter shall consist of the holders of a majority of the votes entitled to be cast on the matter, except where a larger quorum is required by law, by our certificate of incorporation or by our bylaws.

Dividend Rights. Holders of our common stock are entitled to receive ratably dividends and other distributions of cash or any other right or property as may be declared by our board of directors out of our assets or funds legally available for such dividends or distributions. The dividend rights of holders of common stock are subject to the dividend rights of the holders of any series of preferred stock that may be issued and outstanding from time to time.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, the holders of such preferred stock may be entitled to distribution and/or liquidation preferences that require us to pay the applicable distribution to the holders of preferred stock before paying distributions to the holders of common stock.

Rights and Preferences. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

The transfer agent and registrar for any series of preferred stock will be set forth in the applicable prospectus supplement.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without stockholder approval, subject to limitations prescribed by law, to provide for the issuance of up to 30,000,000 shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of

Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

We will fix the designations, voting powers, preferences and rights of the preferred stock of each series, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the Commission, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

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the title and stated value;
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the number of shares offered;
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the liquidation preference per share;
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the purchase price per share;
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the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation for dividends;
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whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
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our right, if any, to defer payment of dividends and the maximum length of any such deferral period;
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the procedures for any auction and remarketing, if any;
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the provisions for a sinking fund, if any;
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the provision for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
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any listing of the preferred stock on any securities exchange or market;
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the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;
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whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;
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voting rights, if any, of the preferred stock;
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preemptive rights, if any;
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restrictions on transfer, sale or other assignment, if any;
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whether interests in the preferred stock will be represented by depositary shares;
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a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;
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the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

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any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and
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any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or which holders might believe to be in their best interests. The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

The laws of the state of Delaware, the state of our incorporation, provide that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

We have designated and issued two series of preferred stock that remain outstanding:

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Series A-1 Convertible Preferred Stock — 1,000 shares authorized; 500 shares issued and outstanding as of the latest reported date. Each share has a stated value of $1,000, is convertible into common stock at an initial conversion price of $2.76 per share (subject to customary anti-dilution adjustments), and carries a 10% per annum cumulative dividend (payable in kind if declared). Holders are entitled to vote with common stock on an as-converted basis and have participation rights in dividends or distributions declared on common stock.

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Series A-2 Convertible Preferred Stock — 1,000 shares authorized; 850 shares issued and outstanding as of the latest reported date. Each share has a stated value of $1,000, is convertible into common stock at an initial conversion price of $4.49 per share (subject to customary anti-dilution adjustments), and carries a 10% per annum cumulative dividend (payable in kind if declared). Holders are entitled to vote with common stock on an as-converted basis and have participation rights in dividends or distributions declared on common stock.

The issuance of preferred stock could adversely affect the voting power or other rights of common stockholders and could have the effect of delaying, deferring, or preventing a change in control. Any preferred stock we issue in the future may rank senior to our common stock with respect to dividends and liquidation preferences.

Anti-Takeover Provisions

Certain provisions of our Certificate of Incorporation, Bylaws, and Delaware law may have the effect of delaying, deferring, or preventing a change in control. These include provisions relating to the ability of our board to issue preferred stock with voting or other rights, the absence of cumulative voting, and other matters described in more detail in our Certificate of Incorporation and Bylaws.

This Exhibit 4.7 does not constitute a complete description of all terms of our securities and is qualified in its entirety by reference to the full text of our Certificate of Incorporation, Bylaws, and the Certificates of Designation for the Series A-1 and Series A-2 Preferred Stock.